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                                 EMPLOYMENT AGREEMENT

                                    BY AND BETWEEN


                              CORVAS INTERNATIONAL, INC.

                                         AND

                               GEORGE P. VLASUK, PH.D.


                                DATED:  MARCH 18, 1997

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                                  TABLE OF CONTENTS

                                                                            PAGE


1.  EMPLOYMENT.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.  LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION. . . . . . . . . . . 2

3.  COMPENSATION OF EXECUTIVE. . . . . . . . . . . . . . . . . . . . . . . . 2

4.  TERMINATION BY COMPANY.. . . . . . . . . . . . . . . . . . . . . . . . . 3

5.  TERMINATION BY EXECUTIVE.. . . . . . . . . . . . . . . . . . . . . . . . 4

6.  COMPENSATION UPON TERMINATION. . . . . . . . . . . . . . . . . . . . . . 4

7.  CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION. . . . . . 7

8.  ASSIGNMENT AND BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . 7

9.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

10. CHOICE OF LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

11. INTEGRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

12. AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

13. WAIVER.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

14. SEVERABILITY.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

15. INTERPRETATION; CONSTRUCTION.. . . . . . . . . . . . . . . . . . . . . . 9

16. REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . . . . . . . . . . .10

17. COUNTERPARTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10


                                          i.

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                                 EMPLOYMENT AGREEMENT



    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of March 18, 1997, by and between CORVAS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and GEORGE P. VLASUK, PH.D., ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                       RECITALS

    A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

    B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                      AGREEMENT

    Now, therefore, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1.  EMPLOYMENT.

    1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Effective Date").

    1.2 Executive shall be the Executive Vice-President Research and Development of the Company and shall serve in such other capacity or capacities as the President or the Company may from time to time prescribe.

    1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of his department, provided, however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the President of the Company. Executive's duties shall include, but not be limited to, providing strong leadership for the Company's scientific operations and the development of new products and technology.


                                          1.

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    1.4  Unless the Parties otherwise agree in writing, during the term of this
Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 3030 Science Park Road, San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

2.  LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

    2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

    2.2 During the term of this Agreement, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing medical products which are in the same field of use or which otherwise compete with the products or proposed products of the Company.

         2.2.1 Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.  COMPENSATION OF EXECUTIVE.

    3.1 While employed by the Company, the Company shall pay Executive a salary (the "Base Salary") of $200,000 per year, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

    3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the President or Board of Directors of the Company ("Board").

    3.3 Executive's performance shall be reviewed by the President or Board on a periodic basis (but not less than once in each fiscal year during the term of this Agreement). As part of such review, the President and the Board, at their sole discretion, shall consider appropriate adjustments to Executive's base salary, grant of stock options and the potential for performance based bonuses.


                                          2.

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    3.4  All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

    3.5 Executive shall, in accordance with Company policy, be eligible to participate in the benefits described in The Employee Benefits Summary, attached as Exhibit A.

4. TERMINATION BY COMPANY. Executive's employment with the Company may be terminated by the Company under the following conditions:

    4.1 DEATH. Upon Executive's death, in which case termination shall be effective on the last day of the month in which Executive's death occurs.

    4.2 DISABILITY. If Executive becomes completely disabled due to physical or mental illness as defined under Section 4.2.1, or if Executive shall be absent from duties on a full-time basis due to illness for six consecutive months, and shall not have returned to the performance of duties within ten (10) days after receiving written notice of termination following such six-month period.

         4.2.1 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and approved by the Executive, which approval shall not be unreasonably withheld, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of his position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

    4.3 FOR CAUSE. The Company may terminate Executive's employment under this Agreement "for cause" ("For Cause") by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below. Grounds for the Company to terminate this Agreement For Cause shall be limited to the occurrence of any of the following events:


                                          3.

         4.3.1 Executive is in material breach of any provision of this Agreement;

         4.3.2 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Section 7 of this Agreement;

         4.3.3     Executive's commission of any fraud against the Company;

         4.3.4 Executive's intentional improper use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; and

         4.3.5 Executive's conviction of any crime involving dishonesty or moral turpitude.

    4.4 WITHOUT CAUSE. The Company may terminate the Executive's employment without cause ("Without Cause") upon delivery of written notice to the Executive at any time. Any notice of termination given pursuant to this Section 4.4 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed deliverable as provided in Section 9 below.

5. TERMINATION BY EXECUTIVE. Executive may terminate Executive's employment with the Company (a) for Sufficient Reason (as defined below in Section 5.1) within one hundred eighty (180) consecutive days following the occurrence of an event or events constituting such Sufficient Reason; or (b) without Sufficient Reason.

    5.1 "Sufficient Reason" shall mean any one or more of the following events:

         5.1.1 The occurrence of a Change in Control of the Company (as defined below in Section 6.5);

         5.1.2 The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by Executive to the Company;

6.  COMPENSATION UPON TERMINATION.

    6.1 DEATH. If Executive's employment shall be terminated by death, the Company shall pay to Executive's designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive's estate, an amount equal to three
(3) months of Executive's base salary.


                                          4.

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    6.2  DISABILITY.  If Executive is terminated due to disability as provided in Section 4.2, the Company shall pay to Executive an amount equal to three (3) months of Executive's base salary.

    6.3 CAUSE, WITHOUT SUFFICIENT REASON. If Executive's employment shall be terminated by the Company For Cause, or if Executive terminates employment hereunder without Sufficient Reason, the Company shall pay Executive his base salary and accrued benefits through the date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

    6.4 WITHOUT CAUSE, SUFFICIENT REASON. If (a) Executive shall terminate Executive's employment with the Company or the New Company (as defined in Section 6.5 of this Agreement) for Sufficient Reason under Section 5.1 of this Agreement; or (b) the Company shall terminate Executive's employment Without Cause, then upon Executive's furnishing to the Company (or the New Company, as the case may be) an executed waiver and release of claims (a form of which is attached hereto as Exhibit B), Executive shall be entitled to the following:

         6.4.1 Executive's base salary and accrued benefits through the date of termination;

         6.4.2 Executive's annual base salary in effect at the time of termination for a period of one year;

         6.4.3 Immediate vesting of all unvested stock options of the Company held by Executive;

         6.4.4 Continued receipt for one year of all employee benefit plans and programs in which the Executive and Executive's family were entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

         6.4.5 In the event that any payment or benefit received or to be received by Executive pursuant to this Section 6.4 would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Code, then the Executive's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code,


                                          5.

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whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by
Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. All determinations required to be made under this Section 6.4 shall be made by KPMG Peat Marwick or any other nationally recognized accounting firm which is the Company's outside auditor at the time of such determination, which firm must be reasonably acceptable to Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

    6.5  CHANGE IN CONTROL.

         6.5.1 A "Change in Control" of the Company shall be deemed to have occurred if and when:

              (i) Any person or entity or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than fifty-one percent (51%) of the outstanding shares of voting stock of the Company or other securities of the Company convertible (after giving effect to such conversion) into more than fifty-one percent (51%) of the outstanding shares of voting stock of the Company; or

             (ii) The Company is a participant in a merger or consolidation in which the Company does not survive as an independent company and shareholders of the Company immediately prior to such transaction fail to retain at least fifty percent (50%) of the voting power of the Company immediately following such transaction; or

            (iii) The business or businesses of the Company for which Executive's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise; or

             (iv) During any period of two consecutive years during the term of Executive's employment hereunder, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such


                                          6.

period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

         6.5.2 If any of the above events occur, then for purposes of this Agreement, the Company or the Company's successor will be considered the "New Company."

         6.5.3 If within one hundred eighty (180) days following the occurrence of a Change in Control, Executive's employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 4.3, upon Executive's furnishing to the New Company an executed waiver and release of claims (Exhibit B), Executive shall be entitled to the compensation provided for in Section 6.4.

    All payments provided for in this Section 6 to be made to Executive shall be made in one lump sum within thirty (30) calendar days of Executive's date of termination unless otherwise directed by Executive.

7.  CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION.

    7.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, formulations, products, processes, inventions, developments, methods, clinical data, improvements, plans for research, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. Executive has signed and will continue to be bound by the Company's "Employment Agreement," attached as Exhibit C.

8.  ASSIGNMENT AND BINDING EFFECT.

    8.1 This Agreement, including Exhibits A, B and C, shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this


                                          7.

Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9.  NOTICES.

    9.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

          9.1.1    If to the Company:
                   Randall E. Woods
                   President and Chief Executive Officer
                   Corvas International, Inc.
                   3030 Science Park Road
                   San Diego, California

          9.1.2    If to Executive:
                   George Vlasuk, Ph.D.
                   3024 Garboso Street
                   Carlsbad, CA  92009

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. CHOICE OF LAW.

    10.1 This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.


                                          8.

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11. INTEGRATION.

    11.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

12. AMENDMENT.

    12.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

13. WAIVER.

    13.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14. SEVERABILITY.

    14.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

15. INTERPRETATION; CONSTRUCTION.

    15.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.


                                          9.

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16. REPRESENTATIONS AND WARRANTIES.

    16.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17. COUNTERPARTS.

    17.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.


                                         10.

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    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                  The Company:

                                  CORVAS INTERNATIONAL, INC.
                                  a Delaware Corporation


                                  By:/S/ RANDALL E. WOODS
                                     -----------------------------------------
                                         Randall E. Woods
                                         President and Chief Executive Officer

                                  Date: March 18, 1997
                                        --------------------------------------

                                  EXECUTIVE:


                                  /S/ GEORGE P. VLASUK
                                  --------------------------------------------
                                  George P. Vlasuk, Ph.D.

                                  Date: March 18, 1997
                                        --------------------------------------

Exhibit A:    Employee Benefits Summary
Exhibit B:    Waiver and Release Agreement
Exhibit C:    Employment Agreement


                                         11.